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                                                                    EXHIBIT 23.1




INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-17105 of Spatialight, Inc. on Form S-3 of our report dated March 21, 1997, which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's recurring operating losses and accumulated deficit which raise substantial doubt about the Company's ability to continue as a going concern, appearing in the Annual
Report on Form 10-KSB of Spatialight, Inc. for the year ended December 31,
1996 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



/s/ Deloitte & Touche LLP


Deloitte & Touche LLP
San Francisco, California
March 31, 1997